Exhibit 10.1

Execution Copy

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

RESEARCH & LICENSE AGREEMENT

by and between

ACHILLION PHARMACEUTICALS, INC.

and

FOB SYNTHESIS, INC.

2.1	License Grants	7
2.2	Exclusivity	7
2.3	Technology Transfer	7
2.4	Section 365(n) of the Bankruptcy Code	8

Article III	Research Program	8

3.1	Research Program	8
3.2	Research Term	8
3.3	Research Plan; Decision Making	8
3.4	Research Materials	8
3.5	Laboratory Facility and Personnel	9
3.6	Research Funding	9
3.7	Audits by Achillion	9

Article IV	Manufacturing and Supply	9

4.1	Pre-Clinical Supply.	9
4.2	Clinical Supply	10
4.3	Commercial Supply	10
4.4	Rights of First Negotiation	10

Article V	Reports and Diligence	10

5.1	Research Reports	10
5.2	Development Reports	10
5.3	Commercialization Reports	11
5.4	Commercially Reasonable Efforts.	11
5.5	Rejected Compounds	11

Article VI	Financial Provisions	11

6.1	License Payment	11
6.2	Research Payments	11
6.3	Milestone Payments	12
6.4	Royalties.	12
6.5	Royalty Reports and Accounting.	13
6.6	Currency and Method of Payments	13
6.7	Late Payments	14
6.8	Blocked Payments	14

Article VII	Intellectual Property Protection and Related Matters	14

7.1	Program Technology and Program Patent Rights.	14
7.2	Prosecution and Maintenance of Licensed Patent Rights.	14
7.3	Third Party Infringement.	15
7.4	Claimed Infringement	16
7.5	Patent Invalidity Claim	16
7.6	Patent Marking	16

Article VIII	Confidentiality	16

8.1	Confidential Information	16

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8.2	Employee, Consultant and Advisor Obligations	17
8.3	Term	17

Article IX	Representations and Warranties	17

9.1	Representations of Authority	17
9.2	Consents	18
9.3	No Conflict	18
9.4	Employee, Consultant and Advisor Obligations	18
9.5	Intellectual Property	18
9.6	No Warranties	19

Article X	Term and Termination	19

10.1	Term	19
10.2	Termination for Material Breach	19
10.3	Termination for Convenience	19
10.4	Survival	20

Article XI	Dispute Resolution	20

11.1	Arbitration	20
11.2	No Limitation	21

Article XII	Miscellaneous Provisions	21

12.1	Indemnification.	21
12.2	Governing Law	22
12.3	Assignment	22
12.4	Entire Agreement; Amendments	22
12.5	Notices.	22
12.6	Force Majeure	23
12.7	Publicity	23
12.8	Independent Contractors	24
12.9	No Implied Waivers; Rights Cumulative	24
12.10	Severability	24
12.11	Execution in Counterparts	24
12.12	No Third Party Beneficiaries	24
12.13	No Consequential Damages	25

Exhibit A	Licensed Patent Rights
Exhibit B	Objectives of Research Program
Exhibit C	Specifications for Preclinical Supply of [**]
Exhibit D	Specifications for Preclinical Supply of [**] or Other Second Licensed Compound

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RESEARCH & LICENSE AGREEMENT

This agreement (the “Agreement”), dated the 4th day of April, 2008 (the “Effective Date”), is by and between Achillion Pharmaceuticals, Inc., a Delaware corporation (“Achillion”), and FOB Synthesis, Inc., a Georgia corporation (“FOB”).

INTRODUCTION

1. FOB owns the Licensed Patent Rights and has identified certain Licensed Compounds that are Covered by the Licensed Patent Rights.

2. Achillion is in the business of developing and marketing pharmaceutical products.

3. FOB and Achillion wish to establish a relationship whereby Achillion shall fund certain research activities by, and obtain supplies of certain Licensed Compounds from, FOB and FOB shall grant Achillion certain rights and an exclusive license under the Licensed Patent Rights to Develop and Commercialize Licensed Compounds.

NOW, THEREFORE, Achillion and FOB agree as follows:

Article I

Definitions; Construction

1.1 Defined Terms. When used in this Agreement, each of the following terms shall have the meanings set forth in this Section 1.1:

1.1.1 “Achillion Technology”. Achillion Technology means Technology Controlled by Achillion that is useful for the Development of Licensed Compounds, including Program Technology owned jointly or solely by Achillion.

1.1.2 “Affiliate”. Affiliate means, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party. For purposes of this Section 1.1.2, “control” shall refer to (a) in the case of a Person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person and (b) in the case of a Person that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.1.3 “Bankruptcy Code”. Bankruptcy Code means 11 U.S.C. §§ 101-1330, as amended.

1.1.4 “Clinical Candidate”. Clinical Candidate means each Licensed Compound, together with all Compound Modifications relating thereto, that (a) Achillion intends to use Commercially Reasonable Efforts to Develop or Commercialize, or (b) Achillion reasonably intends to Develop as a backup to another Clinical Candidate even if Achillion does not intend to Commercialize such Licensed Compound other than as necessary to provide a backup to such Clinical Candidate, in each case ((a) and (b)) upon notice of such intent to FOB.

1.1.5 “Commercialization” or “Commercialize”. Commercialization or Commercialize means activities specifically directed to producing, manufacturing, marketing, promoting, distributing, importing or selling a product.

1.1.6 “Commercially Reasonable Efforts”. Commercially Reasonable Efforts means the efforts, expertise and resources customarily used by a Party to develop, manufacture and commercialize a product or compound owned by it or to which it has rights, which is of similar market potential and at a similar stage in its development or product life, taking into account issues of safety, and efficacy, product profile, difficulty in developing the product or compound, competitiveness of the marketplace for resulting products, the proprietary position of the compound or product, the regulatory structure involved, the potential total profitability of the applicable product(s) marketed or to be marketed, the potential for commercializing alternative competing technologies and other relevant factors affecting the cost, risk and timing of development and the total potential reward to be obtained if a product is commercialized.

1.1.7 “Compound Modifications”. Compound Modifications mean derivatives or analogues of Licensed Compounds, including salts, esters, amides, complexes, chelates, solvates, stereoisomers, crystalline or amorphous forms, polymorphs, prodrugs, fragments, racemates, tautomers, metabolites or metabolic precursors of a Licensed Compound, that result from work conducted by FOB in the course of the Research Program or that are created or Developed by Achillion.

1.1.8 “Confidential Information”. Confidential Information means all confidential or proprietary information, materials or data (including Technology and Patent Rights), whether provided in written, oral, graphic, video, computer, or other form, provided or transmitted by or on behalf of the disclosing Party to the other Party, including information relating to the disclosing Party’s existing or proposed research, development efforts, Patent Rights, Technology, business, finances (including all financial information subject to review under or prepared by accountants pursuant to Section 3.7 or 6.5(b) or provided pursuant to Section 6.5(a)) or products (including the Research Plan and information provided pursuant to Section 5.1, 5.2 or 5.3), and the existence of and terms of this Agreement.

1.1.9 “Controlled”. Controlled means the legal authority or right of a Party, whether direct or through Affiliates controlled by such Party, to grant a license or sublicense of intellectual property rights to the other Party, or to provide compounds or biological material to or otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party.

1.1.10 “Cover”, “Covering” or “Covered”. Cover, Covering or Covered means, with respect to a product, that, but for a license granted to a Party under a Valid Claim, the Development or Commercialization of such product would infringe such Valid Claim.

1.1.11 “Development” or “Develop”. Development or Develop means research, discovery and preclinical and clinical drug development activities, including test method development and stability testing, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, regulatory affairs, product approval and registration.

1.1.12 “Field”. Field means the prevention, treatment or control of any disease or condition in humans or animals.

1.1.13 “FOB Technology”. FOB Technology means Technology Controlled by FOB that relates to the Development or Commercialization of Licensed Compounds and Licensed Products, including Program Technology owned jointly or solely by FOB.

1.1.14 “FTE”. FTE means the efforts of one or more employees of FOB or its Affiliates equivalent to the annual efforts (consisting of a total of 1840 hours) of one full-time employee.

1.1.15 “IND”. IND means an Investigational New Drug application filed with the United States Food and Drug Administration.

1.1.16 “Licensed Compound”. Licensed Compound means any chemical compound that is Covered by the Licensed Patent Rights or is a Compound Modification.

1.1.17 “Licensed Patent Rights”. Licensed Patent Rights means (a) the Patent Rights set forth on Exhibit A, which may be amended from time to time by mutual agreement of the Parties, (b) any Program Patent Rights jointly or solely owned by FOB, and (c) all Patent Rights claiming priority from or otherwise based on the Patent Rights or Program Patent Rights described in the foregoing clauses (a) and (b), or counterparts thereto, in any country of the Territory.

1.1.18 “Licensed Product”. Licensed Product means a pharmaceutical product that contains a Clinical Candidate.

1.1.19 “Net Sales”. Net Sales means, with respect to a Licensed Product in the Field, the gross amounts received by Achillion, its Affiliates or sublicensees in respect of sales of such Licensed Product by Achillion and its Affiliates or sublicensees to unrelated Third Parties, in each case less the following deductions:

(a) Trade, cash or quantity discounts actually allowed and taken with respect to such sales;

(b) Tariffs, duties, excises, sales taxes or other taxes imposed upon and paid with respect to the production, sale, delivery or use of the Licensed Product (excluding national, state or local taxes based on income);

(c) Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of chargebacks, refunds, rebates or retroactive price reductions and allowances for wastage replacement and bad debts;

(d) Freight, insurance and other transportation charges incurred in shipping a Licensed Product to Third Parties; and

(e) Gross amounts received in respect of sales for test marketing, sampling or promotional use, clinical trial purposes or compassionate or similar use.

Such amounts shall be determined from the books and records of Achillion, its Affiliates or sublicensees, maintained in accordance with generally accepted accounting principles, consistently applied.

In the event the Licensed Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as determined above) of the Combination Product, during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Licensed Product when sold separately in finished form and B is the average sale price of the other active ingredient(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other active ingredient(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Licensed Product and all other active ingredient(s) included in such Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D where C is the fair market value of the Licensed Product and D is the fair market value of all other active ingredient(s) included in the Combination Product. In such event, Achillion shall in good faith make a determination of the respective fair market values of the Licensed Product and all other active ingredient(s) included in the Combination Product, and shall notify FOB of such determination and provide FOB with data to support such determination. FOB shall have the right to review such determination of fair market values and, if FOB disagrees with such determination, to notify Achillion of such disagreement within sixty (60) days after Achillion notifies FOB of such determination. If FOB notifies Achillion that FOB disagrees with such determination within such sixty (60) day period and if thereafter the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be resolved as provided in Article XI. If FOB does not notify Achillion that FOB disagrees with such determination within such sixty (60) day period, such determination shall be conclusive and binding on the Parties.

As used above, the term “Combination Product” means any pharmaceutical product that includes both (i) a Licensed Product and (ii) other active ingredient(s).

1.1.20 “Party”. Party means Achillion or FOB; “Parties” means Achillion and FOB.

1.1.21 “Patent Rights”. Patent Rights means United States and foreign patents and patent applications (including provisional applications) and all substitutions, divisionals, continuations, continuations-in-part, reissuances, reexaminations, registrations, renewals, confirmations, supplementary protection certificates and extensions thereof.

1.1.22 “Person”. Person means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including a Party.

1.1.23 “Phase I Clinical Study”. Phase I Clinical Study means a human clinical study designed to determine initial tolerance, toxicity, safety or pharmacokinetic information of a Licensed Product.

1.1.24 “Phase IIB Clinical Study”. Phase IIB Clinical Study means a human clinical study designed to evaluate further any preliminary efficacy observed for, and the safety of, a Licensed Product in the target population or to provide data that may be useful in the design of subsequent studies of the Licensed Product such as Phase III Clinical Studies.

1.1.25 “Phase III Clinical Study”. Phase III Clinical Study means a human clinical study designed to confirm with statistical significance the efficacy and safety of a Licensed Product performed to obtain Regulatory Approval for the Licensed Product.

1.1.26 “Program Technology”. Program Technology means any of the following created or conceived in the course of the Research Program: (a) Compound Modifications, (b) other Technology, and (c) improvements to any of the foregoing.

1.1.27 “Program Patent Rights”. Program Patent Rights means any Patent Rights that Cover any Program Technology.

1.1.28 “Regulatory Approval”. Regulatory Approval means the approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of Regulatory Authorities necessary for the Commercialization of a product in a country or territory.

1.1.29 “Regulatory Authority”. Regulatory Authority means a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a product in a country.

1.1.30 “Research Plan”. Research Plan means the written plan describing the activities to be performed by the Parties in the Research Program, which plan may be revised from time to time in accordance with Section 3.3.

1.1.31 “Research Program”. Research Program means the collaborative research program conducted pursuant to this Agreement by the Parties.

1.1.32 “Royalty Term”. Royalty Term means, with respect to each Licensed Product in each country of the Territory, on a Licensed Product-by-Licensed Product and country-by-country basis, the period of time during which the Development or Commercialization of such Licensed Product in the Field in such country is Covered by a Valid Claim of Licensed Patent Rights.

1.1.33 “Technology”. Technology means and includes all materials, compounds, technology, technical information, intellectual property (other than Patent Rights), know-how, expertise and trade secrets.

1.1.34 “Territory”. Territory means all countries of the world.

1.1.35 “Third Party”. Third Party means any Person other than a Party or any of its Affiliates.

1.1.36 “Valid Claim”. Valid Claim means (a) a claim of any issued, unexpired patent, which shall not have been donated to the public, disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (b) a claim of any published patent application filed by a Party in good faith that has not been cancelled, withdrawn or abandoned, nor been pending for more than seven (7) years from the filing date of the earliest patent application from which such patent application claims priority.

1.2 Other Terms. The definition for each of the following terms is set forth in the section of this Agreement indicated below:

Term	Section
Achillion	Preamble
Agreement	Preamble
Breaching Party	10.2
Combination Product	1.1.19
Effective Date	Preamble
FOB	Preamble
Indemnified Party	12.1(c)
Indemnifying Party	12.1(c)
Initial Party	7.2(a)
Invalidity Claim	7.5
Quarterly Amount	6.2
Rejected Compound	5.5
Research Term	3.2
Severed Clause	12.10
Step-In Party	7.2(a)

1.3 Captions; Certain Conventions; Construction. All captions herein are for convenience only and shall not be interpreted as having any substantive meaning. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (a) words of any gender include all other genders, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import,

(e) all dollar ($) amounts specified in this Agreement are United States dollar amounts, (f) the word “or” shall be deemed equivalent to the inclusive “and/or”, and (g) references to “Article”, “Section”, “subsection”, “paragraph”, “clause” or other subdivision, or to an Exhibit, without reference to a document are to the specified provision or Exhibit of this Agreement. In the event of any conflict between the operative terms of this Agreement and any Exhibit, the operative terms of this Agreement shall prevail. This Agreement shall be construed as if the Parties drafted it jointly.

Article II

Grant of License; Exclusivity

2.1 License Grants. Subject to the terms and conditions of this Agreement:

(a) FOB hereby grants to Achillion an exclusive (even as to FOB), royalty-bearing right and license under the Licensed Patent Rights and FOB Technology, with the right to grant sublicenses, to Develop and Commercialize Licensed Compounds and Licensed Products in the Field in the Territory. For the avoidance of doubt, and subject to Section 2.2 below, the foregoing exclusive grant shall not restrict FOB from using FOB Technology to Develop and Commercialize chemical compounds other than Licensed Compounds and Licensed Products.

(b) Achillion hereby grants to FOB a non-exclusive, non-royalty-bearing right and license under Achillion Technology and its grant pursuant to subsection (a) above (i) to conduct Development activities under the Research Program in accordance with the Research Plan and (ii) to make Licensed Compounds and Licensed Products in accordance with Article IV and any related supply agreements. FOB may sublicense its right and license under this Section 2.1(b) only with Achillion’s prior written consent, which consent shall not be unreasonably withheld.

2.2 Exclusivity. During the Research Term and for one (1) year thereafter, except with respect to activities provided for in the Research Program, FOB shall not, directly or indirectly (including through its Affiliates), Develop or Commercialize, or grant any rights or options or provide assistance to any Third Party to Develop or Commercialize, any chemical compounds (a) Covered by the Licensed Patent Rights, (b) Developed in the course of the Research Program, or (c) that are carbapenems which show activities predominantly against gram positive bacteria.

2.3 Technology Transfer. Upon Achillion’s reasonable request, FOB shall effect a transfer to Achillion (or its designee(s)) of FOB Technology to the extent reasonably necessary for the exercise of Achillion’s rights granted under Section 2.1(a), including to enable any Third Party to manufacture Licensed Compounds and Licensed Products in accordance with Article IV, and shall make available to Achillion (or its designee) technical personnel to answer any questions or provide instruction as reasonably requested by Achillion relating to the Licensed Patent Rights and FOB Technology; provided that such request does not impose a financial burden on FOB or require dedicated technical personnel.

2.4 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be, deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any jurisdiction other than the United States. Upon the bankruptcy of either Party and the occurrence of the events described in 11 U.S.C. §§ 365(n)(3) or 365(n)(4), the other Party shall further be entitled to a complete duplicate of, or complete access to, as appropriate, any such intellectual property, and such intellectual property, if not already in its possession, shall be promptly delivered to such other Party, unless the Party in bankruptcy elects to continue, and continues, to perform all of its obligations under this Agreement.

Article III

Research Program

3.1 Research Program. During the Research Term, the Parties will conduct the Research Program, the objective of which is to Develop Licensed Compounds for possible selection as Clinical Candidates for further Development or Commercialization by Achillion.

3.2 Research Term. Unless otherwise agreed by the Parties, the term of the Research Program (the “Research Term”) will begin on the date set forth in the Research Program objectives attached as Exhibit B and, unless sooner terminated or extended, end one (1) year after the commencement of the Research Program. The Research Term may be extended by Achillion for an additional one (1) year period by written notice to FOB at least thirty (30) days before the end of the first year of the Research Term.

3.3 Research Plan; Decision Making. The objectives for the Research Program are set forth on Exhibit B. As soon as practicable following the Effective Date, the Parties shall agree on a written Research Plan for meeting these objectives. Three (3) months before the end of the first year of the Research Term, the Parties will update the Research Plan, which will apply for the next year if Achillion elects to extend the Research Term in accordance with Section 3.2. The Research Plan shall describe: (a) goals for the Research Program for the relevant year, (b) activities to be conducted by each Party during such year, (c) estimated timeframes for each activity, and (d) expected level of FTE support for each activity. The Parties shall work cooperatively to seek consensus with respect to all decisions relating to the Research Program and the contents of the Research Plan; provided, however, that if, despite good faith efforts, the Parties are unable to reach consensus on any such decision within ten (10) business days after discussions commence, Achillion shall have final decision-making authority with respect to such decision; provided, further, that FOB shall not be required to perform any work under the Research Plan in excess of the work for which Achillion is providing funding under Section 3.6.

3.4 Research Materials. During the Research Term, FOB will supply to Achillion samples of biochemical, biological or synthetic materials, including Licensed Compounds, as required by the Research Plan or upon Achillion’s reasonable request.

3.5 Laboratory Facility and Personnel. FOB will provide suitable laboratory facilities, equipment and personnel for the work to be done by it in the Research Program.

3.6 Research Funding. Subject to Sections 5.4(b) and 10.2, during the Research Term Achillion will fund [**] FTEs [**] at FOB’s site in Georgia to perform the work to be conducted by FOB in the Research Program in accordance with the Research Plan. Payment of such funding shall be determined and made in accordance with Section 6.2.

3.7 Audits by Achillion. FOB shall keep, and shall cause its Affiliates to keep, during and for at least three (3) years following the Research Term, complete and accurate records, in accordance with its standard practices as of the Effective Date, relating to work performed by FTEs on the Research Program. For the sole purpose of verifying amounts payable by Achillion, Achillion shall have the right no more than once each calendar year, at Achillion’s expense, to review, together with Achillion’s accountants, such records in the location(s) where such records are maintained by FOB and its Affiliates upon reasonable notice and during regular business hours. Prior to any review conducted pursuant to this Section 3.7, Achillion’s accountants shall have entered into a written agreement with FOB limiting the use of such records to verification of the accuracy of payments due under this Agreement and prohibiting the disclosure of any information contained in such records to a Third Party and to Achillion for a purpose other than as set forth in this Section 3.7. Results of such review shall be made available to FOB. If the review reflects an overpayment to FOB, such overpayment shall be promptly remitted to Achillion, together with interest calculated in the manner provided in Section 6.7. If the overpayment is greater than five percent (5%) of the amount that was otherwise due, Achillion shall be entitled to have FOB pay all of the costs of such review and such review shall not count as one of the reviews Achillion is entitled to conduct hereunder.

Article IV

Manufacturing and Supply

4.1 Pre-Clinical Supply.

(a) No later than thirty (30) days after the Effective Date, FOB shall ship to Achillion a supply of [**] grams of the Licensed Compound designated by FOB as [**], for which there shall be no cost to Achillion. FOB warrants that such supply of [**] shall meet the specifications set forth on Exhibit C. If Achillion reasonably determines that such supply fails to meet such specifications, it shall provide written notice thereof to FOB within thirty (30) days of receipt of such supply, and FOB shall as soon as reasonably practicable thereafter replace such supply at FOB’s cost with a supply that meets such specifications.

(b) FOB shall supply Achillion with [**] grams of the Licensed Compound designated by FOB as [**], or another Licensed Compound as reasonably agreed by the Parties, by the date that is four (4) months after the identity of such Licensed Compound is agreed, or such other date as reasonably agreed by the Parties, for which Achillion shall make an initial payment to FOB in the amount of $[**] as soon as practicable after the identity of such Licensed Compound is agreed. FOB warrants that such supply shall meet the specifications set forth on Exhibit D. If Achillion reasonably determines that such supply fails to meet such specifications, it shall provide written notice thereof to FOB within thirty (30) days of receipt of such supply, and FOB shall as soon as reasonably practicable thereafter replace such supply at FOB’s cost with a supply that meets such specifications. Achillion shall make a final payment to FOB for such supply in the amount of $[**], which shall be due thirty (30) days after Achillion’s receipt of the conforming supply.

(c) FOB shall have the right to supply Achillion with further pre-clinical supply of quantities of Licensed Compound(s) pursuant to a separate supply agreement regarding such supply, provided that FOB agrees to provide such supply at prices and according to delivery schedules reasonably acceptable to Achillion.

4.2 Clinical Supply. If FOB has provided pre-clinical supply of a Clinical Candidate under Section 4.1 and performed its obligations under any applicable supply agreement to Achillion’s reasonable satisfaction, FOB shall have a first right of negotiation as described in Section 4.4 with respect to clinical supply of such Clinical Candidate.

4.3 Commercial Supply. If FOB has provided clinical supply of a Clinical Candidate under Section 4.2 and performed its obligations under the applicable supply agreement to Achillion’s reasonable satisfaction, FOB shall have a first right of negotiation as described in Section 4.4 with respect to commercial supply of such Clinical Candidate.

4.4 Rights of First Negotiation. Pursuant to FOB’s rights of first negotiation under Sections 4.2 and 4.3, as applicable, the Parties will in good faith discuss and negotiate a supply agreement for the clinical or commercial supply, as applicable, of each Clinical Candidate. If the Parties cannot reasonably agree on the terms and conditions of any such supply agreement within sixty (60) days after commencing such negotiations, then Achillion may negotiate the terms and conditions of a supply agreement covering the applicable supply of such Clinical Candidate with a Third Party. For the avoidance of doubt, if Achillion enters into a supply agreement with FOB under this Section 4.4, Achillion shall be free to engage Third Parties as additional suppliers on terms and conditions that in the aggregate are no more favorable to such suppliers than those offered to FOB.

Article V

Reports and Diligence

5.1 Research Reports. Within thirty (30) days after the end of each calendar quarter during the Research Term, FOB will submit to Achillion a written report summarizing its activities under the Research Plan, including status against the Research Plan, activities undertaken under the Research Plan within such calendar quarter, planned activities during the then current calendar quarter, and any data that would be useful to Achillion in Developing and Commercializing Licensed Compounds or Licensed Products hereunder.

5.2 Development Reports. Within thirty (30) days after June 30 and December 31 of each calendar year ending prior to the first commercial launch of a Licensed Product by Achillion, an Achillion Affiliate or an Achillion sublicensee, Achillion shall provide to FOB a written report (a) summarizing the activities undertaken by Achillion, its Affiliates and sublicensees during the immediately preceding six (6) months in connection with the Development of Licensed Products, (b) identifying all Licensed Products being Developed by

Achillion, its Affiliates and sublicensees, and (c) describing the activities planned to be undertaken by Achillion, its Affiliates and sublicensees during the subsequent six (6) month period.

5.3 Commercialization Reports. After the first commercial launch of a Licensed Product by Achillion, an Achillion Affiliate or an Achillion sublicensee, Achillion shall provide to FOB the reports set forth in Section 6.5(a).

5.4 Commercially Reasonable Efforts.

(a) Achillion shall use Commercially Reasonable Efforts to Develop and Commercialize at least [**] and to Develop as a backup at least [**].

(b) FOB shall use Commercially Reasonable Efforts in the conduct of the Research Program to achieve its objectives as set forth in the Research Plan. In addition to any other remedy it may have under this Agreement, Achillion may terminate funding of the Research Program for any breach by FOB of such obligation to exercise Commercially Reasonable Efforts.

5.5 Rejected Compounds. If, within one (1) year following Achillion’s notice to FOB of the designation of a Clinical Candidate, Achillion has not used Commercially Reasonable Efforts to Develop or Commercialize such Clinical Candidate or is not continuing to do so (each such compound, a “Rejected Compound”), the license grants under Section 2.1 shall terminate with respect to such Rejected Compound and Achillion shall thereafter have no further rights with respect to such Rejected Compound. Notwithstanding the preceding sentence, Achillion shall retain its rights hereunder with respect to all Licensed Compounds other than Rejected Compounds, including any Compound Modification relating to a Rejected Compound that is also a Compound Modification of a Licensed Compound.

Article VI

Financial Provisions

6.1 License Payment. Within thirty (30) days after the Effective Date, Achillion shall make an initial license payment to FOB of $500,000. Within thirty (30) days after the first (1st) anniversary of the Effective Date, Achillion shall make a final license payment to FOB of $500,000, subject to Section 10.3.

6.2 Research Payments. Achillion will provide funding for the FTEs described in Section 3.6 during the Research Term by paying FOB at a rate of $[**] per calendar quarter per FTE (which shall be pro rated for any period less than a calendar quarter) during the Research Term (the “Quarterly Amount”). Achillion shall make such payment to FOB for the first calendar quarter of the Research Term (or portion thereof) within thirty (30) days after the start of the Research Term. FOB shall invoice Achillion for the FTEs for each subsequent calendar quarter of the Research Term no earlier than thirty (30) days prior to the start of such calendar quarter and such invoices shall be payable within thirty (30) days of invoice receipt. FOB shall provide to Achillion, along with its invoice of pending quarterly FTEs, a report in a form acceptable to Achillion outlining and supporting the work of the FTEs incurred in the previous calendar quarter. Notwithstanding the right of Achillion to terminate this Agreement pursuant to Section 10.3, Achillion shall pay to FOB, on the effective date of such termination, the aggregate amount of all unpaid Quarterly Amounts for the remainder of the Research Term.

6.3 Milestone Payments. Achillion shall pay FOB the amount set forth below for each Clinical Candidate (or Licensed Product containing such Clinical Candidate) that achieves the corresponding milestone within thirty (30) days after such milestone is achieved:

MILESTONE	PAYMENT
Acceptable outcome from GLP toxicology studies in two species	$	[**]

Filing of IND	$	[**]

Completion of successful Phase I Clinical Trial	$	[**]

Completion of successful Phase IIB Clinical Trial	$	[**]

Regulatory Approval in the United States	$	[**]

For the avoidance of doubt, each of the milestones above shall be paid only once for each Clinical Candidate regardless of the number of Licensed Products that contain such Clinical Candidate.

6.4 Royalties.

(a) Royalties on Net Sales of Licensed Products. During the Royalty Term applicable to each Licensed Product, and subject to adjustment as set forth in Section 6.4(c), Achillion shall to FOB royalties on a Licensed Product-by-Licensed Product basis, with the amount of such royalties calculated as a percentage of Net Sales in a calendar year for such Licensed Product as set forth below:

ANNUAL NET SALES (IN MILLIONS)	ROYALTY (AS A PERCENTAGE OF NET SALES)
Up to and including $[**]	[**]	%
Above $[**] and up to and including $[**]	[**]	%
Above $[**]	[**]	%

By way of example, if Net Sales of a Licensed Product during its Royalty Term in all countries is $[**], the royalty calculated according to the table above is $[**] of which represents [**]% of the first $[**] of Net Sales and the remaining $[**] of which represents [**]% of the remaining $[**] of Net Sales.

(b) Royalties Payable Only Once. The obligation to pay royalties is imposed only once with respect to Net Sales of the same unit of a Licensed Product.

(c) Royalty Reductions for Third Party Payments. If in Achillion’s reasonable business judgment it is necessary or reasonable to seek a license or immunity from suit from any Third Party in order for Achillion, its Affiliates, or a sublicensee to exercise or use the rights granted to Achillion herein, or Achillion, its Affiliates, or a sublicensee otherwise reasonably pays any Third Party any up-front fee, milestone, royalty or other payment in connection with the Development or Commercialization of a Licensed Product, Achillion shall have the right to set off [**] percent ([**]%) of any amounts paid to such Third Party against amounts payable to FOB under Section 6.4(a); provided that the royalties payable to FOB shall not be reduced as a result of such offset below [**] percent ([**]%) of the royalties otherwise payable to FOB under Section 6.4(a).

(d) Duration of Payments. The amounts payable under Section 6.4(a) shall be paid on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of the Royalty Term applicable to each Licensed Product in each country.

6.5 Royalty Reports and Accounting.

(a) Reports; Payments. Achillion shall deliver to FOB, within sixty (60) days after the end of each calendar quarter, reasonably detailed written accountings of Net Sales of the Licensed Products that are subject to payment obligations to FOB for such calendar quarter. Such quarterly reports shall indicate (i) gross sales and Net Sales on a Licensed Product-by-Licensed Product and country-by-country basis, and (ii) the calculation of payment amounts owed to FOB from such gross sales and Net Sales, including the basis for any reduction made under Section 6.4(c). When Achillion delivers such accounting to FOB, Achillion shall also deliver all amounts due under Section 6.4 to FOB for such calendar quarter.

(b) Audits by FOB. Achillion shall keep, and shall require its Affiliates and sublicensees to keep, records of the latest three (3) years relating to gross sales, Net Sales and all information relevant under Sections 6.4(c), 6.6 and 6.7. For the sole purpose of verifying amounts payable to FOB, FOB shall have the right no more than once each calendar year, at FOB’s expense, to review, together with FOB’s accountants, such records in the location(s) where such records are maintained by Achillion and its Affiliates and sublicensees upon reasonable notice and during regular business hours. Prior to any review conducted pursuant to this Section 6.5(b), FOB’s accountants shall have entered into a written agreement with Achillion limiting the use of such records to verification of the accuracy of payments due under this Agreement and prohibiting the disclosure of any information contained in such records to a Third Party and to FOB for a purpose other than as set forth in this Section 6.5(b). Results of such review shall be made available to Achillion. If the review reflects an underpayment to FOB, such underpayment shall be promptly remitted to FOB, together with interest calculated in the manner provided in Section 6.7. If the underpayment is greater than five percent (5%) of the amount that was otherwise due, FOB shall be entitled to have Achillion pay all of the costs of such review and such review shall not count as one of the reviews FOB is entitled to conduct hereunder.

6.6 Currency and Method of Payments. All payments under this Agreement shall be made in United States dollars by transfer to such bank account as FOB may designate from time to time. Any royalties due hereunder with respect to amounts in currencies other than United

States dollars shall be payable in their United States dollar equivalents, calculated using the average applicable interbank transfer rate determined by reference to the currency trading rates published by The Wall Street Journal (Eastern U.S. edition) over all business days of the calendar quarter to which the report under Section 6.5(a) relates.

6.7 Late Payments. Achillion shall pay interest to FOB on the aggregate amount of any payment that is not paid on or before the date such payment is due under this Agreement at a rate per annum equal to the prime rate of interest of Citibank, NA as announced on the date such payment is due plus two percent (2%), for the period during which such payment remains overdue.

6.8 Blocked Payments. In the event that, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for Achillion or its Affiliates to transfer, or have transferred on its behalf, royalties or other payments to FOB, such royalties or other payments shall be deposited in local currency in the relevant country to the credit of FOB in a recognized banking institution designated by FOB or, if none is designated by FOB within a period of thirty (30) days, in a recognized banking institution selected by Achillion or its Affiliates.

Article VII

Intellectual Property Protection and Related Matters

7.1 Program Technology and Program Patent Rights.

(a) During the Research Term, FOB shall promptly inform Achillion about all inventions made by its officers, employees (including FTEs), agents or consultants that comprise Program Technology or Program Patent Rights.

(b) Each Party shall solely own any item of Program Technology or Program Patent Rights conceived or created solely by its officers, employees, agents or consultants or those of its Affiliates.

(c) The Parties shall jointly own any item of Program Technology or Program Patent Rights conceived or created jointly on the one hand by Achillion’s officers, employees, agents or consultants or those of Achillion’s Affiliates, and on the other hand by FOB’s officers, employees, agents or consultants or those of FOB’s Affiliates.

7.2 Prosecution and Maintenance of Licensed Patent Rights.

(a) Right to Prosecute and Maintain. Achillion shall have the first right and option to file and prosecute any patent applications and to maintain any patents included in the Licensed Patent Rights; provided, however, that, until the first (1st) anniversary of the Effective Date, FOB shall have the first right and option (i) to prosecute U.S. Patent Application [**], (ii) to file and prosecute any counterpart applications thereof outside the United States, and (iii) to maintain any patents issued pursuant to the applications set forth in clauses (i) and (ii). If the Party with the first right and option to file and prosecute any such patent applications or maintain any such patents (the “Initial Party”) declines the option to do so, it shall give the other Party (the “Step-In Party”) reasonable notice to this effect sufficiently in advance to permit the Step-In Party to undertake such filing, prosecution or maintenance without a loss of rights, and, upon written notice to the Initial Party, the Step-In Party may thereafter file and prosecute such patent applications and maintain such patents in the name of the Step-In Party.

(b) Cooperation. Each Party agrees to cooperate with the other with respect to the filing, prosecution and maintenance of patents and patent applications pursuant to this Section 7.2, including by:

(i) executing all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other Party to file, prosecute or maintain patents and patent applications as provided for in Section 7.2(a);

(ii) making its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the prosecuting Party to file, prosecute or maintain patents and patent applications as provided for in Section 7.2(a);

(iii) providing the non-prosecuting Party with copies of, and giving reasonable consideration to written comments from the other Party regarding, all material correspondence with the United States Patent and Trademark Office or its foreign counterparts pertaining to the filing, prosecution or maintenance of patents and patent applications as provided for in Section 7.2(a); and

(iv) not taking any action to limit the scope of or invalidate any FOB Technology or Licensed Patent Rights without the other Party’s prior consent, not to be unreasonably withheld, conditioned or delayed.

(c) Costs. Achillion shall bear its own costs and expenses, and all reasonable costs and expenses incurred by FOB after the Effective Date, in preparing, filing, prosecuting and maintaining Licensed Patent Rights; provided, however, that FOB shall bear its own such costs and expenses with respect to any Licensed Patent Rights (or specific claims therein) for which FOB is the Step-In Party under Section 7.2(a).

7.3 Third Party Infringement.

(a) Notifications of Infringement. Each Party agrees to notify the other Party when it becomes aware of the reasonable probability of infringement of the Licensed Patent Rights arising from or relating to the making, using, offering for sale, sale or importation of any product.

(b) Infringement Action. Within ninety (90) days of becoming aware of any such infringement, Achillion shall decide whether to institute an infringement suit or take other appropriate action that it believes is reasonably required to protect the Licensed Patent Rights from such infringement, regardless of whether such infringement occurred before or after the Effective Date. If Achillion fails to institute such suit or take such action within such ninety (90) day period, then FOB shall have the right at its sole discretion to institute such suit or take other appropriate action in the name of either or both Parties.

(c) Costs. Each Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 7.3, including the fees and expenses of that Party’s counsel.

(d) Recoveries. Any recovery obtained by any Party as a result of any proceeding described in this Section 7.3 or from any counterclaim or similar claim asserted in a proceeding described in Section 7.4, by settlement or otherwise, shall be applied in the following order of priority:

(i) first, to reimburse each Party for all litigation costs in connection with such proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and

(ii) second, (A) if Achillion is the Party instituting such proceeding, the remainder of the recovery shall be retained by Achillion and deemed to be Net Sales for purposes of calculating royalties owed by Achillion to FOB pursuant to Section 6.4(a) or (B) if FOB is the Party instituting such proceeding, the remainder of the recovery shall be paid seventy-five percent (75%) to FOB and twenty-five percent (25%) to Achillion.

(e) Cooperation. In the event that either Achillion or FOB takes action pursuant to subsection (b) above, the other Party shall cooperate with the Party so acting to the extent reasonably possible, including joining the suit if necessary or desirable.

7.4 Claimed Infringement. In the event that a Party becomes aware of any claim that the Development or Commercialization of Licensed Products infringes Patent Rights of any Third Party, such Party shall promptly notify the other Party. In any such instance, Achillion shall have the exclusive right to settle such claim, provided that no such settlement shall impose a financial obligation upon FOB (other than under Section 6.4(c)), or limit the scope of or invalidate any FOB Technology or Licensed Patent Rights, unless Achillion has obtained FOB’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

7.5 Patent Invalidity Claim. If a Third Party at any time asserts a claim that any Licensed Patent Right is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by Achillion or FOB pursuant to Section 7.3 or in an action brought against Achillion or FOB referred to in Section 7.4, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim. Neither Party shall settle or compromise any Invalidity Claim without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

7.6 Patent Marking. Achillion agrees to comply with the patent marking statutes in each country in which Licensed Products are sold by Achillion or its Affiliates.

Article VIII

Confidentiality

8.1 Confidential Information. All Confidential Information disclosed by a Party to the other Party during the term of this Agreement shall not be used by the receiving Party except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving Party (except to the extent reasonably necessary for Regulatory Approval of Licensed Products, for the filing, prosecution and maintenance of Patent Rights or to Develop and Commercialize Licensed Products in accordance with this Agreement), and shall not otherwise be disclosed by the receiving Party to any other person, firm, or agency, governmental or private (except consultants, advisors and Affiliates in accordance with Section 8.2), without the prior written consent of the disclosing Party, except to the extent that the Confidential Information:

(a) was known or used by the receiving Party prior to its date of disclosure to the receiving Party; or

(b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by a Third Party rightfully in possession of the Confidential Information; or

(c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission on the part of the receiving Party; or

(d) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

(e) is required to be disclosed by the receiving Party to comply with applicable laws or regulations, to defend or prosecute litigation or to comply with legal process, provided that the receiving Party provides prior written notice of such disclosure to the disclosing Party and only discloses Confidential Information of the other Party to the extent necessary for such legal compliance or litigation purpose.

8.2 Employee, Consultant and Advisor Obligations. Achillion and FOB each agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party’s respective employees, consultants and advisors, and to the employees, consultants and advisors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations under this Agreement; provided that Achillion and FOB shall each remain responsible for any failure by its and its Affiliates’ respective employees, consultants and advisors to treat such Confidential Information as required under Section 8.1.

8.3 Term. All obligations of confidentiality imposed under this Article VIII shall expire five (5) years following termination or expiration of this Agreement.

Article IX

Representations and Warranties

9.1 Representations of Authority. Achillion and FOB each represents and warrants to the other that as of the Effective Date it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.

9.2 Consents. Achillion and FOB each represents and warrants that as of the Effective Date all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by such Party in connection with execution, delivery and performance of this Agreement have been obtained.

9.3 No Conflict. Achillion and FOB each represents and warrants that, as of the Effective Date, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of such Party, except such consents as have been obtained as of the Effective Date.

9.4 Employee, Consultant and Advisor Obligations. Achillion and FOB each represents and warrants that, as of the Effective Date, each of its and its Affiliates’ employees, consultants and advisors has executed an agreement or has an existing obligation under law obligating such employee, consultant or advisor to maintain the confidentiality of Confidential Information to the extent required under Article VIII.

9.5 Intellectual Property. FOB represents and warrants to Achillion that:

(a) FOB owns the entire right, title and interest in and to the Licensed Patent Rights free and clear of any liens, charges, claims and encumbrances, and no other Person, corporate or other private entity, or governmental or university entity or subdivision thereof has any claim of ownership or right to obtain compensation with respect to such Licensed Patent Rights;

(b) FOB has the right to grant to Achillion the rights and licenses under the Licensed Patent Rights and FOB Technology granted in this Agreement;

(c) none of the Licensed Patent Rights was fraudulently procured from the relevant governmental patent granting authority;

(d) to FOB’s actual knowledge as of the Effective Date, and except for communications with the United States Patent and Trademark Office, copies of which FOB has previously provided to Achillion, there is no claim or demand of any Person pertaining to, or any proceeding which is pending or threatened, that asserts the invalidity, misuse or unenforceability of the Licensed Patent Rights or challenges FOB’s ownership of the Licensed Patent Rights or makes any adverse claim with respect thereto and there is no basis for any such claim, demand or proceeding;

(e) to FOB’s actual knowledge as of the Effective Date, the practice of the Licensed Patent Rights as contemplated hereunder (including with respect to Licensed Compounds) does not infringe the Patent Rights or other intellectual property of any Third Party; and

(f) to FOB’s actual knowledge as of the Effective Date, the Licensed Patent Rights are not being infringed by any Third Party.

9.6 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

Article X

Term and Termination

10.1 Term. This Agreement shall become effective as of the Effective Date, may be terminated as set forth in this Article X, and otherwise remains in effect until the expiration of all of the obligations to pay royalties set forth in Section 6.4(a).

10.2 Termination for Material Breach. Upon any material breach of this Agreement by either Party (in such capacity, the “Breaching Party”), the other Party may terminate this Agreement by providing thirty (30) days written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the thirty (30) day period unless the Breaching Party cures such breach during such thirty (30) day period.

10.3 Termination for Convenience. Achillion may terminate this Agreement with or without cause upon sixty (60) days written notice to FOB; provided, however, that Achillion shall be obligated to make the payment required by Section 6.2 and shall not be obligated to make any payment required by Section 6.1 that becomes payable after the date of termination. In the event of termination pursuant to this Section 10.3, Achillion shall:

(a) as soon as reasonably practicable, deliver to FOB a copy of any of the following in Achillion’s Control relating to Licensed Compounds and Licensed Products: (i) preclinical study reports and in vivo animal study data referenced in such reports, (ii) clinical human experience databases, and (iii) any regulatory submissions and correspondence with the FDA (and its foreign equivalents);

(b) grant, and hereby does grant, to FOB, its Affiliates and sublicensees the right to use all of the foregoing in connection with the Development and Commercialization of Licensed Compounds and Licensed Products in the Field in the Territory;

(c) grant, and hereby does grant, to FOB an exclusive (even as to Achillion), royalty-free right and license under Achillion Technology and any Patent Rights Controlled by Achillion, with the right to grant sublicenses, to Develop and Commercialize Licensed Compounds and Licensed Products in the Field in the Territory; provided that such right and license is limited to such Patent Rights Covering the Development and Commercialization of, and to Achillion Technology embodied in, Licensed Compounds or Licensed Products in active Development at the time of termination, and Achillion shall retain all other rights under Achillion Technology and Patent Rights Controlled by Achillion, including the right to Develop and Commercialize compounds and products other than Licensed Compounds and Licensed Products; and

(d) deliver to FOB any supply of Licensed Compounds or Licensed Products Controlled by Achillion on terms to be agreed in good faith by the Parties.

10.4 Survival. Upon expiration or termination of this Agreement for any reason, nothing in this Agreement shall be construed to release either Party from any obligations that matured prior to the effective date of expiration or termination; and the following provisions shall expressly survive any such expiration or termination: Sections 7.3, 7.4 and 7.6, Article VIII, Article X, Article XI and Article XII. In addition, any sublicense granted by Achillion to any Third Party under the license granted by FOB to Achillion in Section 2.1(a) shall survive expiration or termination of this Agreement for any reason; provided that such Third Party continues to comply in all material respects with the terms and conditions of such sublicense.

Article XI

Dispute Resolution

11.1 Arbitration. Any dispute arising out of or relating to this Agreement not otherwise resolved between the Parties shall be resolved through binding arbitration as follows:

(a) A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute. Within thirty (30) days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such 30-day period, the arbitrator shall be selected by the New York, New York office of the American Arbitration Association (the “AAA”). The arbitrator shall be a lawyer with biotechnology or pharmaceutical industry legal experience, and shall not be an Affiliate, employee, consultant, officer, director or stockholder of any Party.

(b) Within thirty (30) days after the designation of the arbitrator, the arbitrator and the Parties shall meet, at which time the Parties shall be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue.

(c) The arbitrator shall set a date for a hearing, which shall be no later than forty-five (45) days after the submission of written proposals pursuant to Section 11.1(b), to discuss each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA; provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence and the arbitration shall be conducted by a single arbitrator.

(d) The arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after the completion of the hearings described in Section 11.1(c). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.

(e) The (i) attorneys’ fees of the Parties in any arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties as determined by the arbitrator.

(f) Any arbitration pursuant to this Section 11.1 shall be conducted in New York, New York. Any arbitration award may be entered in and enforced by any court of competent jurisdiction.

11.2 No Limitation. Nothing in Section 11.1 shall be construed as limiting in any way the right of a Party to seek an injunction or other equitable relief with respect to any actual or threatened breach of this Agreement or to bring an action in aid of arbitration. Should any Party seek an injunction or other equitable relief, or bring an action in aid of arbitration, then for purposes of determining whether to grant such injunction or other equitable relief, or whether to issue any order in aid of arbitration, the dispute underlying the request for such injunction or other equitable relief, or action in aid of arbitration, may be heard by the court in which such action or proceeding is brought.

Article XII

Miscellaneous Provisions

12.1 Indemnification.

(a) Achillion. Achillion agrees to defend FOB, its Affiliates and their respective directors, officers, employees and agents at Achillion’s cost and expense, and shall indemnify and hold harmless FOB and its Affiliates and their respective directors, officers, employees and agents from and against any liabilities, losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (i) any material breach by Achillion of any of its representations, warranties or obligations pursuant to this Agreement or (ii) personal injury, property damage or other damage resulting from the Development or Commercialization of any Licensed Compound or Licensed Product by Achillion or its Affiliates or sublicensees.

(b) FOB. FOB agrees to defend Achillion, its Affiliates and their respective directors, officers, employees and agents at FOB’s cost and expense, and shall indemnify and hold harmless Achillion and its Affiliates and their respective directors, officers, employees and agents from and against any liabilities, losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (i) any material breach by FOB of any of its representations, warranties or obligations pursuant to this Agreement or (ii) personal injury, property damage or other damage resulting from (A) the conduct of Research Program activities or the manufacturing of any Licensed Compound or Licensed Product or (B) the Development or Commercialization of any Licensed Compound or Licensed Product pursuant to Section 10.3, in each case ((A) and (B)) by FOB, its Affiliates or sublicensees.

(c) Claims for Indemnification. A Person entitled to indemnification under this Section 12.1 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this Section 12.1(c) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice). Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.

The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

12.2 Governing Law. This Agreement shall be construed and the respective rights of the Parties determined (including the validity and applicability of the arbitration provision set forth in Section 11.1, and the conduct of any arbitration, enforcement of any arbitral award and any other questions of arbitration law or procedure arising thereunder) according to the substantive laws of the State of New York, notwithstanding the provisions governing conflict of laws under such New York law to the contrary.

12.3 Assignment. Neither FOB nor Achillion may assign this Agreement in whole or in part without the consent of the other, except if such assignment occurs in connection with the sale or transfer of all or substantially all of the business and assets of FOB, on the one hand, or Achillion, on the other, to which the subject matter of this Agreement pertains. Notwithstanding the foregoing, any Party may assign its rights (but not its obligations) pursuant to this Agreement in whole or in part to an Affiliate of such Party.

12.4 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

12.5 Notices.

Notices to FOB shall be addressed to:

FOB Synthesis, Inc.

3400 Cobb International Blvd.

Kennesaw, GA 30152

Attention: Dr. W. B. Choi

Facsimile No.: (404) 601-1411

with a copy to:

King & Spalding

1180 Peachtree Street

Atlanta, GA 30309

Attention: Lynn S. Scott, Esq.

Facsimile No.: (404) 572-5100

Notices to Achillion shall be addressed to:

Achillion Pharmaceuticals, Inc.

300 George Street

New Haven, CT 06511

Attention: President and Chief Executive Officer

Facsimile No.: (203) 624-7003

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Steven D. Singer, Esq.

Facsimile No.: (617) 526-5000

Any Party may change its address by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight courier service, (c) sent by facsimile transmission, or (d) personally delivered, in each case properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

12.6 Force Majeure. No failure or omission by the Parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Parties, including the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion. The Party claiming force majeure shall provide the other Party with notice of the force majeure event as soon as practicable, but no later than ten (10) business days after its occurrence, which notice shall reasonably identify such obligations under this Agreement and the extent to which performance thereof will be affected.

12.7 Publicity. As soon as practicable following execution of this Agreement, the Parties shall jointly issue a press release, in form and substance to be mutually agreed by the Parties, announcing the execution of this Agreement. During the term of this Agreement, the content of any press release or public announcement relating to this Agreement, the Research Program, Licensed Compounds or Licensed Products shall be mutually agreed by the Parties, which agreement shall not be unreasonably withheld, delayed or conditioned, except that a Party may, without the other Party’s consent, (a) issue such press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party or its Affiliates, or (b) issue such press release or public announcement if such Party reasonably determines, based on advice from its counsel, that it is required to issue such a press release or public announcement by applicable law, regulation or legal process, including by the rules or regulations of the Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange, in which event such Party shall provide prior notice of such intended press release or public announcement to the other Party unless the disclosing Party is prevented by law, regulation or legal process for providing such advance notice and shall include in such press release or public announcement only such information relating to this Agreement, Licensed Compounds or Licensed Products as it reasonably determines is required by such applicable law, regulation or legal process. The Party subject to the requirement to issue such press release or public announcement shall, if reasonably practicable under the circumstances, consider in good faith all comments provided by the other Party prior to such press release or public announcement.

12.8 Independent Contractors. It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either FOB or Achillion to act as agent for the other.

12.9 No Implied Waivers; Rights Cumulative. No failure on the part of FOB or Achillion to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence thereto, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any further or other exercise thereof or the exercise of any other right, power, remedy or privilege.

12.10 Severability. If, under applicable law or regulation, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause. The Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

12.11 Execution in Counterparts. This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

12.12 No Third Party Beneficiaries. No Person other than FOB, Achillion, their respective Affiliates and permitted assignees hereunder, and the Indemnified Parties as set forth in Section 12.1 shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

12.13 No Consequential Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 12.13 IS INTENDED TO LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS OR (B) ANY LIABILITY ARISING FROM THE BREACH OF A PARTY’S OBLIGATIONS WITH RESPECT TO THE OTHER PARTY’S CONFIDENTIAL INFORMATION.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Michael D. Kishbauch
Title:	President and Chief Executive Officer

FOB SYNTHESIS, INC.

By:	/s/ Woo-Baeg Choi
Title:	Chief Executive Officer

Exhibit A

Licensed Patent Rights

[**]

A-1

Exhibit B

Objectives of the Research Program

Commencement of Research Term: April 4, 2008

First Year Goals - Chemistry:

[**]

Second Year Goals - Chemistry:

[**]

First and Second Year Goals - Biology:

[**]

B-1

Exhibit C

Specifications for the Preclinical Supply of [**]

[**]

C-1

Exhibit D

Specifications for the Preclinical Supply of [**] or Other Second Licensed

Compound

[**]

D-1